Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the  Registration Statement on Form S-8 of Chimerix, Inc. pertaining to the 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan of Chimerix, Inc. of our reports dated February 29, 2016, with respect to the consolidated financial statements of Chimerix, Inc. and the effectiveness of internal control over financial reporting of Chimerix, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina
February 29, 2016